Exhibit 10.38

FIRST Amendment to Employment Agreement

This First Amendment (“Amendment”) to the March 18, 2013 Employment Agreement, effective March 18, 2013 (“Employment Agreement”), between Stephen Spengler (the “Executive”) and Intelsat Corporation is entered into by the undersigned parties and is effective as of April 18, 2013.

1.The second sentence of Section 4(d)(i) of the Employment Agreement is amended to read as follows:
In the event of such termination or any termination of employment due to the Company’s nonrenewal pursuant to Section 1, in addition to the Accrued Compensation and Prior Year Bonus (which shall be based on actual performance results and paid on the date bonuses for the applicable prior year are paid to other senior executives of the Company), the Executive shall be entitled to receive severance pay in an aggregate amount equal to one and one-half (1.5) times the sum of (A) the Executive’s Base Salary plus (B) the Executive’s target Annual Bonus for the fiscal year in which such termination occurs (the “Severance Amount”), payable in a lump sum on the next regular payday that is at least 14 days following the Executive’s delivery of an effective, irrevocable release of claims pursuant to Section 4(d)(ii).
2.    As amended and modified by this Amendment, the Employment Agreement shall remain in full force and effect.
3.    If there is any conflict between the terms of the Employment Agreement and this Amendment, the terms of this Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of April 18, 2013.

INTELSAT CORPORATION

By: /s/ Michelle V. Bryan
Michelle V. Bryan
Executive Vice President, General Counsel
                         and Chief Administrative Officer

THE EXECUTIVE

/s/ Stephen Spengler
Stephen Spengler